Exhibit 99.01

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
www.southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
October 30, 2019

Southern Company reports third-quarter 2019 earnings

ATLANTA - Southern Company today reported third-quarter 2019 earnings of $1.32 billion, or $1.26 per share, compared with $1.16 billion, or $1.14 per share, in the third quarter of 2018. For the nine months ended September 30, 2019, Southern Company reported earnings of $4.30 billion, or $4.12 per share, compared with earnings of $1.95 billion, or $1.92 per share, for the same period in 2018.

Excluding the items described in the “Net Income - Excluding Items” table below, Southern Company earned $1.40 billion, or $1.34 per share, during the third quarter of 2019, compared with $1.16 billion, or $1.14 per share, during the third quarter of 2018. For the nine months ended September 30, 2019, excluding these items, Southern Company earned $2.97 billion, or $2.84 per share, compared with earnings of $2.87 billion, or $2.83 per share, for the same period in 2018.

Non-GAAP Financial Measures	Three Months Ended September		Year-to-Date September
Net Income - Excluding Items (in millions)	2019	2018	2019	2018
Net Income - As Reported	$1,316	$1,164	$4,298	$1,948
Acquisition, Disposition, and Integration Impacts	5	(326)	(2,477)	(93)
Tax Impact	7	306	1,130	305
Estimated Loss on Plants Under Construction	3	2	16	1,108
Tax Impact	(1)	(1)	(4)	(282)
Wholesale Gas Services	14	24	(79)	(83)
Tax Impact	(5)	(6)	18	18
Asset Impairment	92	-	92	-
Tax Impact	(27)	-	(27)	-
Litigation Settlement	-	-	-	(24)
Tax Impact	-	-	-	6
Earnings Guidance Comparability Items:
Adoption of Tax Reform	-	-	-	(31)
Net Income - Excluding Items	$1,404	$1,163	$2,967	$2,872
Average Shares Outstanding - (in millions)	1,048	1,023	1,043	1,016
Basic Earnings Per Share - Excluding Items	$1.34	$1.14	$2.84	$2.83
NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Earnings drivers year-over-year for the third quarter 2019 were positively influenced by higher revenues associated with changes in rates and pricing, net of usage changes, as well as warmer than normal weather at Southern Company’s regulated utilities. These impacts were partially offset by the impact of divested entities on earnings.

“We continue to be pleased with our operational performance through the first three quarters of 2019, as our premier, state-regulated electric and gas franchises provided reliable energy to customers despite the challenge of record-breaking temperatures in our service footprint” said Chairman, President and CEO Thomas A. Fanning. “Our electrical system demonstrated great resilience during these conditions with strong generation availability and record year-to-date transmission performance, resulting in exceptional reliability for customers. Even amid these peak loads, a diverse fuel mix enabled the Southern Company system to reduce carbon emissions by 35% compared to the strongest demand of 2007 - our benchmark year for carbon emissions.”

Third quarter 2019 operating revenues were $6.0 billion, compared with $6.2 billion for the third quarter of 2018, a decrease of 2.7 percent. For the nine months ended September 30, 2019, operating revenues were $16.5 billion, compared with $18.2 billion for the corresponding period in 2018, a decrease of 9.1 percent. These decreases reflect the sales of Gulf Power and other assets that are no longer affiliated with Southern Company.

Southern Company’s third quarter earnings slides with supplemental financial information are available at http://investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 8 a.m. Eastern Time today, during which Fanning and Chief Financial Officer Andrew W. Evans will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at http://investor.southerncompany.com/webcasts. A replay of the webcast will be available on the site for 12 months.

About Southern Company

Southern Company (NYSE: SO) is a leading energy company serving 9 million customers through its subsidiaries. The company provides clean, safe, reliable and affordable energy through electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company serving wholesale customers across America, a leading distributed energy infrastructure company, a fiber optics network and telecommunications services. Southern Company brands are known for excellent customer service, high reliability and affordable prices below the national average. For more than a century, we have been building the future of energy and developing the full portfolio of energy resources, including carbon-free nuclear, advanced carbon capture technologies, natural gas, renewables, energy efficiency and storage technology. Through an industry-leading commitment to innovation and a low-carbon future, Southern Company and its subsidiaries develop the customized energy solutions our customers and communities require to drive growth and prosperity. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and govern our business to the benefit of our world. Our corporate culture and hiring practices have been recognized nationally by the U.S. Department of Defense, G.I. Jobs magazine, DiversityInc, Black Enterprise, Forbes and the Women’s Choice Award. To learn more, visit www.southerncompany.com.

###